Exhibit 10.15

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

Dated 24 October 2021

Supply of Technical Services Agreement

between

Lifezone Limited

and

Kellplant Proprietary Limited

Table of Contents

Page

1.	Interpretation	2

2.	Commencement and duration	11

3.	Lifezone’s obligations	11

4.	Provision of the Services	13

5.	KP’s obligations	14

6.	Regulatory Approval	16

7.	Charges and payment	17

8.	Quality of services	20

9.	Confidentiality	22

10.	Application and Training	22

11.	Limitation of liability	23

12.	Insurance	23

13.	Termination	24

14.	Force majeure	27

15.	General	29

16.	Rights of third parties	30

17.	Notices	30

18.	Dispute resolution	32

19.	Governing law and jurisdiction	35

Schedule 1	Map	37

Schedule 2	Personnel involved in rendering the Services and percentage of hours to be spent by each such Lifezone Appointee	38

This Agreement is made on 24 October 2021

Between:

(1)	Lifezone Limited incorporated and registered in Isle of Man with company number 019369V, whose registered office is at Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man (“Lifezone”); and

(2)	Kellplant Proprietary Limited (registration number 2015/364753/07), a private limited liability company incorporated in accordance with the laws of South Africa, whose registered office is at Unit FF04, First Floor, Southdowns Office Park Cnr. John Vorster Drive & Karee Road Irene Ext 54, 0157 Centurion, Republic of South Africa (“KP”).

Whereas:

(A)	Lifezone has granted KellTech Limited (Company No. 084564 C1/GBL) (“KellTech”) an exclusive licence to use intellectual property relating to Kelltechnology in SADC (the “KellTech Licence”).

(B)	KellTech has granted to Kelltechnology South Africa (RF) Proprietary Limited, (Registration No. 2008/026628/07), a private limited liability company incorporated in accordance with the laws of South Africa, whose registered office is at 6 Ecofusion Block B, 324 Witch-Hazel Avenue, Highveld Park Extension 59, Gauteng, South Africa (“KTSA”), an exclusive licence to use the Kelltechnology in the Licensed Territory and the right to sublicense same on a non-exclusive basis in the Licensed Territory on the basis that such sub-licensees do not have the right to further sub-license the intellectual property (the “KTSA License”).

(C)	KTSA has granted to KP a non-exclusive license to design, construct and operate a Kell Plant at the Pilanesberg Platinum Mine (“PPM”) (the “PPM Kell Plant”).

(D)	The Parties have agreed that Lifezone will provide technical support services to KP (the “Services”, as further defined below in 1.2(ff)) in relation to the design, construction and commissioning of the PPM Kell Plant on the terms set out in this Agreement.

(E)	Lifezone will procure that the Lifezone Appointees will be the Lifezone personnel responsible for delivering the Services on behalf of Lifezone under this Agreement.

It is agreed:

1.	Interpretation

1.1	Terms defined in the KellTech Licence and subsequent amendments thereof and not defined herein have the same meaning when used in this Agreement, notwithstanding that such defined terms have not been defined in this Agreement.

1.2	The definitions and rules of interpretation in this clause apply in this Agreement.

(a)	Agreement means this agreement, together with the schedule thereto;

(b)	Alternative Rate means an interest rate agreed between the Parties, provided that if the Parties cannot so agree, then the interest rate will be determined by independent bankers. Such independent bankers will be agreed to by the Parties, and failing agreement will be appointed by the auditors of KP. The independent bankers shall act as an expert and not as an arbitrator.

(c)	Commercial Production means and shall be deemed to have been achieved when the PPM Kell Plant produces refined PGMs: (i) at an average rate of 90% of the production capacity for the PPM Kell Plant as specified in the plant design and production specifications agreed to in the design agreement to be entered into between Lifezone, KP and Sim ulus Engineers; (ii) with a PGM extraction rate of 90%, (iii) for a continuous operation period of 3 (three) months;

(d)	Commercial Production Date means the date on which Commercial Production is achieved;

(e)	Deed of Undertaking means the deed of undertaking entered into between [***], Lifezone and KTSA dated on or about 10 June 2020;

(f)	Effective Date means 1 January 2021;

(g)	Exchange Control Regulations means the South African Exchange Control Regulations, 1961 (as amended from time to time) as promulgated in terms of section 9 of the South African Currency and Exchanges Act No. 9 of 1933;

(h)	Financial Surveillance Department means the Financial Surveillance Department of the South African Reserve Bank;

(i)	Governmental Entity means any national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), or any governmental department, or any agency, regulator, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-governmental or private body exercising any binding regulatory or other governmental or quasi-governmental authority or function in South Africa;

(j)	Group means KP, KTSA and any company in which KTSA (a) owns directly or indirectly a majority of the issued share capital and/or (b) holds directly or indirectly a majority of the voting rights is entitled to receive the majority of any distribution (d) is entitled to receive the majority of its assets on a winding up and/or (e) any holding company which directly or indirectly Controls KTSA;

(k)	Interest Rate means Libor, or if Libor (i) ceases to exist; (ii) is discontinued or ceases to be published, permanently or indefinitely; or (iii) will be prohibited from being used or its use will be subject to restrictions or adverse consequences, then the applicable interest for the purposes of clause 7.9(a) shall be a Successor Rate failing which, an Alternative Rate.

(l)	KP Board means the board of directors of KP;

(m)	KP Technical Appointee has the meaning set out in clause 10.1;

(n)	KellTech Licence has the meaning set out in the recitals (as modified, novated, amended or supplemented from time to time);

(o)	KellTech Shareholders Agreement means the written shareholders agreement entered into between Lifezone, SPM, Orkid, KellTech and [***] (as modified, novated, amended or supplemented from time to time);

(p)	Kelltechnology means the hydrometallurgical process developed by [***] for the extraction of PGMs that requires significantly less electrical energy than the current conventional matte smelting process;

(q)	KTSA License has the meaning set out in the recitals (as modified, novated, amended or supplemented from time to time);

(r)	Law means any applicable law (including all statutes and subordinated legislation or other legislative measure), constitution, treaty, regulation, rule, ordinance, by-laws, principle of common law, order or decree of any Governmental Entity (including any judicial or administrative interpretation thereof) in force from time to time;

(s)	Libor means the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for US dollars for three months displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate);

(t)	Licensed Territory has the meaning ascribed thereto in the KTSA Licence (as modified, novated, amended or supplemented from time to time);

(u)	Lifezone Appointee has the meaning set out in clause 4.1;

(v)	Lifezone Expenses has the meaning set out in clause 7.8;

(w)	Orkid means Orkid S.à r.l., Registration No. B 167 777, a limited liability private company duly incorporated in Luxembourg;

(x)	Parties means KP and Lifezone and “Party” means any one of them as the context requires;

(y)	PGMs means (a) platinum, palladium, rhodium, ruthenium, iridium and osmium (all six being the metallic elements contained in the Platinum Group of the Periodic Table, “PGEs”) but only where the primary focus of the extraction process is on the extraction of one or more of the PGEs; (b) gold and silver (“Precious Metals”) but only where the primary focus of the extraction process is on the extraction of one or more of PGEs or one or more of the Precious Metals; and (c) nickel, copper, cobalt, and other metals, elements or compounds but only where the primary focus of the extraction process is on the extraction of one or more of the PGEs or one or more of the Precious Metals;

(z)	PPM Kell Plant Site means the site outlined in orange in the diagram attached as Schedule 1 ;

(aa)	Project Documents means any agreements and documents in relation to the design, engineering, construction, commissioning, development and/or operation of the PPM Kell Plant, including all documents, drawings and sketches, maps, plans, photographs, specifications, calculations, reports, computer software, databases, manuals, as built documents, models, three-dimensional works pertaining to geography or topography or other architectural works, technical and design documents and any other copyright works prepared for the benefit of KP pursuant to this Agreement;

(bb)	Reasonable and Prudent Standards means the standards of a person using reasonable efforts to perform its obligations under this Agreement exercising the degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced professional complying with all applicable Laws;

(cc)	Relevant Nominating Body means:

(i)	the New York Federal Reserve, or any central bank or other supervisory authority which is responsible for supervising the administrator of Libor; or

(ii)	any working group or committee sponsored by, chaired or cochaired by or constituted at the request of (A) the central bank for the currency to which Libor relates, (B) any central bank or other supervisory authority which is responsible for supervising the administrator of Libor, or (C) a group of the aforementioned central banks or other supervisory authorities;

(dd)	SADC means the Southern African Development Community excluding Mauritius, comprising Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi,

Madagascar, Mozambique, Namibia, Seychelles, South Africa, Swaziland, Tanzania, Zambia and Zimbabwe;

(ee)	Services Fee has the meaning set out in clause 7.1;

(ff)	Services means the technical support services to be provided by Lifezone to KP in relation to the design, construction and commissioning of the PPM Kell Plant, including, without limitation:

(i)	scoping of the detailed design requirements and negotiation of proposals from contractors and suppliers to KP;

(ii)	scoping, management and reporting of proposed design test work;

(iii)	contributing to the detailed design of the PPM Kell Plant, evaluation of flowsheet/s, testwork and process simulation data to enable freezing of flowsheet/s for construction;

(iv)	preparation, management and monthly reporting of budgets and schedule (actual against planned);

(v)	general project management, including ongoing liaison meetings, updates, scheduling and coordination;

(vi)	revision and co-approval with KP of all deliverables including basis of design documents, detailed drawings, vendor data and drawings;

(vii)	revision and co-approval with KP of design, layout and equipment inclusions across plant areas to reduce operating complexity;

(viii)	revision and co-approval with KP of scope segmentation and definition to enable development and delivery of the detailed design;

(ix)	revision and co-approval with KP of scope segmentation and definition to enable early and stagewise procurement;

(x)	co-approval with KP of recommended long lead purchase items;

(xi)	co-approval with KP of recommended purchase items including long lead purchase items;

(xii)	monitoring and co-approval with KP of scope change register;

(xiii)	review and co-approval with KP of recommended fabrication and construction contracts;

(xiv)	assisting KP with preparation of materials and facilitating environmental, research and development, and other tax incentive applications;

(xv)	liaison with KP and PPM staff for integration of the PPM Kell Plant into the PPM Kell Plant Site;

(xvi)	providing expertise and assistance to KP, to facilitate KP’s negotiation of feed purchase and product offtake agreements;

(xvii)	development and updating of project financial models;

(xviii)	providing expertise and assistance to KP, to facilitate negotiation of project funding;

(xix)	assisting KP with negotiation of Special Economic Zone (as such term is defined in the Special Economic Zone Act, 16 of 2014);

(xx)	maintenance of project data room and assisting KP and/or SPM with due diligence as required;

(xxi)	media and stakeholder liaison including preparation of materials;

(xxii)	assisting with preparation of hazard and operability study procedures and documentation;

(xxiii)	assisting with preparation of policies and procedures;

(xxiv)	assisting with preparation of staffing requirements and training procedures;

(xxv)	assisting with preparation of marketing materials and their dissemination;

(xxvi)	assisting with preparation of reporting documents to the boards of the KP Group;

(xxvii)	assisting with preparation of commissioning policies and procedures; and

(xxviii)	show and/or illustrate how the Intellectual Property is to be applied and/or implemented and provide training to KP to the extent reasonably required in order to enable independent commercial operation and maintenance of the PPM Kell Plant by KP;

(gg)	Signature Date means the date on which this Agreement is signed by the last Party signing this Agreement;

(hh)	South Africa means the Republic of South Africa;

(ii)	SPM means Sedibelo Platinum Mines Limited, registration number 5440, a company incorporated in Guernsey having its registered address at 11 New Street, St Peter Port, Guernsey, GY1 2PF;

(jj)	Successor Rate means a successor to or replacement of Libor which is formally recommended by any Relevant Nominating Body, which at the date of this Agreement is the Secured Overnight Financing Rate (SOFR) published by the Federal Reserve Bank of New York daily at 8am (New York time).

(kk)	Taxes includes all forms of taxation actually imposed, collected or assessed by, or payable to, any tax authority having jurisdiction over one / both of the Parties (regardless of whether such tax is directly or primarily chargeable against or attributable to a Party, and regardless of whether any Party has, or may have any right of reimbursement) and shall include statutory and governmental taxes, charges, imposts, duty, contributions and levies, withholdings and deductions, whenever imposed and all related penalties, charges, costs and interest whether by way of assessment or otherwise, and “Tax” and “Taxation” shall have a corresponding meaning;

(ll)	VAT means value added tax levied from time to time in terms of the VAT Act; and

(mm)	VAT Act means the Value Added Tax Act No. 89 of 1991.

1.3	Clause, schedule and paragraph headings are for reference purposes and convenience only and shall not affect the interpretation of this Agreement.

1.4	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement.

1.5	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.6	The schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the schedules.

1.7	Terms defined in this Agreement shall bear the same meanings in schedules to this Agreement to the extent to which they do not themselves contain their own definitions.

1.8	Words in the singular shall include the plural and vice versa.

1.9	The rule of construction that a contract should be interpreted against the Party responsible for drafting or preparation of the contract, shall not apply to this Agreement. A reference to writing or written includes faxes but not e-mail.

1.10	Where the words include(s), including or in particular are used in this Agreement, they are deemed to have the words without limitation following them. Where the context permits, the words other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.11	Any obligation in this Agreement on a person not to do something includes an obligation not to agree, allow, permit or acquiesce in that thing being done.

1.12	References to clauses and schedules are to the clauses and schedules of this Agreement.

1.13	Any reference in this Agreement to any other agreement or document shall be construed as reference to such agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented.

2.	Commencement and duration

2.1	Lifezone shall provide the Services to KP on the terms and conditions of this Agreement from the Effective Date.

2.2	Lifezone shall provide the Services for a period commencing on the Effective Date and terminating on the Commercial Production Date, subject to the provisions of clause 10, or is terminated in accordance with clause 13.

3.	Lifezone’s obligations

3.1	Lifezone shall:

(a)	provide and complete the Services to KP:

(i)	in accordance with this Agreement;

(ii)	in accordance with Project Documents insofar as they pertain to the Services;

(b)	in performing its obligations under this Agreement, not do anything or fail to do something which causes any member of the Group to be in breach of its obligations under the Project Documents or which impedes, hinders or disrupts any member of the Group’s performance of its obligations under the Project Documents;

(c)	obtain and maintain all necessary licences and consents and comply with all relevant Laws in relation to the Services;

(d)	observe all health and safety rules and regulations and any other reasonable security requirements that apply at any of the KP and PPM premises and that have been communicated to it under clause 3.1(e) provided that it shall not be liable under this Agreement if, as a result of such observation, it is in breach of any of its obligations under this Agreement;

(e)	notify KP in writing as soon as it becomes aware of any health and safety hazards or issues which arise: (i) in relation to the Services; and/or (ii) at any premises of KP or PPM;

(f)	co-operate with KP in all matters relating to the Services; and

(g)	generally, do all such things necessary and incidental to the provision of the Services as may be required by KP, acting reasonably; and

(h)	co-operate with KP in order to enable KP to fully discharge KP’s obligations in terms of Tax and Exchange Control Regulations (if applicable) connected to or arising from this Agreement.

3.2	Lifezone must ensure that:

(a)	any documents to be prepared by Lifezone and submitted to KP under this Agreement are in a format approved by KP, acting reasonably; and

(b)	that the Lifezone Appointees are familiar with and comply with any KP’s reasonable directions, procedures and policies that are provided by KP to Lifezone.

3.3	Lifezone is and remains fully responsible for the suitability and safety of the equipment used by all the Lifezone Appointees from time to time, whether within or outside KP’s premises.

4.	Provision of the Services

4.1	The Services will specifically be provided to KP and will be provided by suitably qualified, skilled and experienced directors, employees and consultants nominated by Lifezone and approved in writing by KP acting reasonably (each a Lifezone Appointee). The Lifezone Appointees will be:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***]; and

(f)	any other suitably qualified, skilled and experienced employees and consultants nominated by Lifezone and approved in writing by KP acting reasonably (each a “Lifezone Consultant”).

4.2	The named Lifezone Appointees in (a) to (e) above are deemed to be approved by KP as at the Effective Date.

4.3

Lifezone will procure that [***] and [***] will remain Lifezone Appointees until such time as:

(a) KP notifies Lifezone, in writing, that either and/or both of them are no longer required to be a Lifezone Appointee (which notification KP shall be entitled to furnish at any time); or (b) this Agreement is terminated.

4.4	In relation to the Lifezone Appointees, Lifezone shall promptly inform KP of the absence (or the anticipated absence) of any of the Lifezone Appointees, and if so required by KP, provide a suitably qualified replacement for such individual.

4.5	For the duration of the term of this Agreement, Lifezone shall:

(a)	ensure that [***] and [***] are reasonably available during normal South African business hours through, in particular, having a telephone and/or cellular telephone and maintaining continued accessibility to the internet and email for this purpose;

(b)	immediately notify KP by way of telephone and/or email should any material circumstances arise, including any delays, in respect of or in connection with the rendering by it or any third party supplier of the Services and to work expeditiously with KP to resolve any such issues as may arise from time to time.

4.6	In respect of Services which are to be co-approved by KP, notwithstanding that KP will co-approve such Services, Lifezone shall ultimately remain responsible for such Services.

5.	KP’s obligations

5.1	KP shall:

(a)	co-operate with Lifezone in all matters relating to the Services and do such things as may be reasonably necessary to enable Lifezone to deliver the Services;

(b)	to the extent that Lifezone has not been involved in the preparation and execution of any of the Project Documents, provide Lifezone with a copy of any such Project Documents upon execution thereof as soon as is reasonably practicable;

(c)	provide Lifezone, its agents, subcontractors, consultants and employees, in a timely manner and at no charge, reasonable access to KP’s premises, the PPM Kell Plant Site, office accommodation, data and other facilities to the extent necessary for the performance of Services, provided that KP reserves the right to (acting reasonably) refuse any Lifezone Appointee access to KP’s premises at any time;

(d)	provide, in a timely manner, such information as Lifezone may reasonably require for the provision of the Services;

(e)	obtain and maintain all necessary licences and consents and comply with all relevant legislation in relation to its operations;

(f)	be responsible (at its own cost) for preparing and maintaining the relevant premises for the supply of the Services, including identifying, monitoring, removing and disposing of any hazardous materials from any of its premises in accordance with all applicable laws, before and during the supply of the Services at those premises;

(g)	inform Lifezone of all health and safety rules and regulations and any other reasonable security requirements that apply at any of KP’s premises, the PPM Kell Plant Site and the PPM premises;

(h)	ensure that all equipment, systems or facilities of KP and the PPM Kell Plant Site and used directly or indirectly in the supply of the Services are in good working order and suitable for the purposes for which it is used in relation to the Services and conforms to all applicable standards and requirements in South Africa; and

(i)	make payment against Lifezone’s invoices for the Services Fee in accordance with clauses 7.5, 7.6 and 7.7, and Lifezone Expenses in accordance with clause 7.8.

5.2	If Lifezone’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of KP, its agents, subcontractors, consultants, employees or PPM, Lifezone shall not be liable for any costs, charges or losses sustained or incurred by KP that arise directly or indirectly from such prevention or delay, provided that Lifezone shall only be relieved from performing and/or delaying its obligations under this Agreement to the extent that the aforesaid act or omission restricts or precludes the performance of the Services and

Lifezone has, promptly after the actual or potential non-compliance has come to its attention, notified KP thereof in writing.

6.	Regulatory Approval

6.1	Notwithstanding anything to the contrary, the Parties record and agree that no Service Fee shall become due and payable until such time as the approval required in terms of the Exchange Control Regulations for the payment and remittance of the relevant Service Fee by KP to Lifezone (“Exchange Control Approval”) has been obtained from the Financial Surveillance Department.

6.2	KP and Lifezone will use their reasonable endeavours to procure that the filing for the first Exchange Control Approval is submitted to the Financial Surveillance Department as reasonably practicable after the Signature Date, and thereafter by no later than 90 (ninety) calendar days prior to each anniversary of the Effective Date for each subsequent Exchange Control Approval required.

6.3	Pursuant the provisions if 6.2 above, each of KP and Lifezone will:

(a)	sign all documents and expeditiously provide all necessary information upon being required to do so;

(b)	use its reasonable endeavours and shall take all such steps and render all such assistance as may be reasonably necessary from a process point of view; and

(c)	do everything reasonably required by the Financial Surveillance Department from a process point of view,

in each case, to procure that the filing of the Exchange Control Approval with the Financial Surveillance Department is properly prepared and duly submitted within the time period specified in clause 6.2 and the Exchange Control Approval is obtained.

7.	Charges and payment

7.1	In consideration for the provision of the Services by Lifezone, KP shall, with retrospective effect from the Effective Date, pay Lifezone a fixed fee of US$[***] per calendar month (exclusive of VAT, if applicable, provided that if VAT is applicable and Lifezone is registered as a VAT vendor, then all invoices issued by Lifezone must be a valid tax invoice as set out in section 20 of the VAT Act) (“Services Fee”) in respect of the Services rendered by Lifezone contemplated in clause 4.1.

7.2	Subject to clause 4, it is recorded and agreed that the Services Fee is based on the Lifezone Appointees listed in the first column of the table in Schedule 2 spending no more than the percentage of allocated time opposite their name in rendering the Services. To the extent that Lifezone reasonably believes that:

(a)	an additional Lifezone Appointee will be required to provide the Services;

(b)	a Lifezone Appointee listed in the first column of the table in Schedule 2 is no longer required to provide the Services;

(c)	a Lifezone Appointee listed in the first column of the table in Schedule 2 will be required to spend more than the percentage of allocated time in rendering the Services; and/or

(d)	a Lifezone Appointee listed in the first column of the table in Schedule 2 will be required to spend less than the percentage of allocated time in rendering the Services,

Lifezone undertakes to promptly notify KP thereof and provide KP with an updated Schedule 2 reflecting any additional or removed Lifezone Appointee/s (as the case may be) and the updated percentage of allocated time to be spent by each Lifezone Appointee in rendering the

Services, following which the Parties shall negotiate in good faith to agree in writing any increase or decrease (as the case may be) in the Service Fee.

7.3	Without derogating from the aforegoing, in the event that the employment of any Lifezone Appointee is transferred to KP, the Services Fees shall be reduced accordingly.

7.4	On each anniversary of the Effective Date, the Services Fee shall be increased at [***]% per annum.

7.5	At the end of each calendar quarter, Lifezone shall provide to KP three separate invoices for each calendar month in the following quarter specifying the Services Fee for each such calendar month and any accrued Lifezone Expenses for each calendar month in the prior quarter. KP shall pay the Services Fee monthly in advance on the first business day of each calendar month.

7.6	The accrued but unpaid Services Fee for the period 1 January 2021 to date of execution will become due and payable within 5 days of the later date on which (i) this Agreement is executed; and (ii) the Exchange Control Approval is obtained from the Financial Surveillance Department as relates to such Service Fees.

7.7	The Services Fee and Lifezone Expenses shall be paid in full in US$ in cleared funds (without deduction or set-off) to the bank account detailed below or as otherwise nominated in writing by Lifezone:

Bank	[***]
Swift Code:	[***]
In favour of:	Lifezone Limited
IBAN Number:	[***]
Correspondent bank for US$:	[***]

Correspondent bank’s address:	[***]
Correspondent bank’s swift code:	[***]
Correspondent bank’s Sort code:	[***]
[***] account number with the correspondent bank:	[***]

7.8	KP shall promptly reimburse Lifezone in respect of the reasonable costs (excluding VAT which Lifezone may be entitled to recover) of hotel, subsistence, travelling, communications and any other reasonable ancillary expenses reasonably incurred by any Lifezone Appointee or any other individual whom Lifezone engages in connection with the Services, the cost of any materials and the cost of services reasonably and properly provided by third parties and required by Lifezone for the supply of the Services (“Lifezone Expenses”), provided that Lifezone has either obtained the prior written approval of KP or such Lifezone Expenses which have been approved by the KP Board or in terms of any applicable KP budget specifically in respect of such Lifezone Expenses. For the avoidance of doubt, Lifezone shall not be entitled to recover the cost of appointing any consultant or sub-contractor to perform any part of the Services on its behalf.

7.9	Without prejudice to any other right or remedy that it may have, if KP fails to pay Lifezone the Services Fee on the date upon which the Services Fee is due, owing and payable by KP to Lifezone, Lifezone may:

(a)	charge interest on such sum from the due date for payment at the Interest Rate (applicable during the relevant quarter in which payment of such due sum is outstanding) plus a margin of 3% accruing on a daily basis until payment is made, whether before or after any judgement, and KP shall pay the interest immediately on demand. The said interest shall be compounded quarterly. The

Interest Rate will be calculated on a basis of a 360 day year for actual days lapsed; and

(b)	suspend all Services until payment has been made in full.

7.10	All sums accrued but not yet payable to Lifezone under this Agreement shall become due immediately on its termination, despite any other provision. This clause 7.10 is without prejudice to any right to claim for interest under the law or any such right under this Agreement.

8.	Quality of services

8.1	Lifezone hereby warrants as at the Signature Date and the Effective Date and covenants to KP for the entire duration of this Agreement that:

(a)	it has the expert skill and knowledge to provide the Services;

(b)	it will perform the Services in accordance with Reasonable and Prudent Standards;

(c)	the Services will conform with all descriptions and specifications reasonably required by KP; and

(d)	the Services will be provided in accordance with all applicable Laws, from time to time in force, and Lifezone will inform KP as soon it becomes aware of any changes in any such Law and/or any breach by it of such Law.

8.2	Lifezone hereby warrants as at the Signature Date and the Effective Date that:

(a)	it is not aware (having made all reasonable enquiries) of any fact, matter or circumstance which may hinder it from performing the Services; and

(b)	it is not aware (having made all reasonable enquiries) of any fact, matter or circumstance which is likely to result in it not being able to maintain the consents, licences, permits, registrations,

approvals and other authorities required by Lifezone in order to provide the Services after the Effective Date.

8.3	Lifezone covenants to KP for the entire duration of this Agreement that:

(a)	it will inform KP should it become aware of any fact, matter or circumstance:

(i)	which may hinder it or any Lifezone Appointee from performing the Services; and/or

(ii)	relating to any breach by any Lifezone Appointee of any term of this Agreement;

(b)	it will inform KP should it become aware of any fact, matter or circumstance which is likely to result in it not being able to maintain the consents, licences, permits, registrations, approvals and other authorities required by: (i) Lifezone in order to provide the Services; and/or (ii) the operations of KP;

(c)	it will forthwith disclose to KP all facts and circumstances within its knowledge which would reasonably be likely to be material to: (i) KP in relation to the appointment of Lifezone and/or any Lifezone Appointee to perform the Services; and

(d)	it will provide the Services and to this end shall use its reasonable endeavours:

(i)	to procure that each Lifezone Appointee acts with integrity and exercises all reasonable skill, care and diligence in providing the Services;

(ii)	to protect and promote the business and interests of KP.

8.4	The provisions of this clause 8 shall survive any performance, acceptance or payment pursuant to this Agreement and shall extend to any substituted or remedial Services provided by Lifezone.

9.	Confidentiality

The provisions of clause 23 (Confidentiality) of the KellTech Licence will apply to this Agreement, with such changes as are required by the context.

10.	Application and Training

10.1	It is hereby agreed:

(a)	KP will appoint or nominate one or more suitably technically qualified, skilled and experienced directors, employees and/or consultants (each a “KP Technical Appointee”) to be its representative in respect of the Services provided for in this clause 10. KP will inform Lifezone in writing of the identity of each KP Technical Appointee;

(b)	Lifezone will show and illustrate to KP and the KP Technical Appointee/s, the application, implementation and use of the Intellectual Property, inter alia, in respect of the operation and maintenance of the PPM Kell Plant to the extent reasonably required by KP, and which will be accompanied by the provision of all documentation, materials and information (in whatever form) to KP, with such provision occurring in terms of the KTSA License to enable KP to apply, implement and use the Intellectual Property; and

(c)	KP will have the right, to be exercised reasonably, to request that Lifezone provide training to the KP Technical Appointee/s relating to a topic specified by KP, in order to enable KP and the KP Technical Appointee/s to effectively operate and/or maintain the PPM Kell Plant.

10.2	KP will have the right to request from Lifezone, for a period of up to 24 months after the Commercial Product Date, any further assistance which may reasonably be required to enable KP to effectively operate and/or maintain the PPM Kell Plant and use the Kelltechnology. Lifezone will, subject to being paid hourly rates consistent with the terms of this Agreement, provide the requested documentation, materials and/or information to KP.

11.	Limitation of liability

11.1	The maximum aggregate liability of Lifezone with respect to any and all claims under this Agreement in any consecutive twelve month period, whether in contract, delict (including negligence), for breach of statutory duty, or otherwise, shall be limited in respect of all claims (connected or unconnected) in any such consecutive twelve month period, to the equivalent of the total Service Fees actually paid by KP to Lifezone in the preceding twelve months, provided that the maximum aggregate liability of Lifezone with respect to any and all claims under this Agreement shall be limited to the aggregate of Service Fees paid by KP to Lifezone in the first 12 months of this Agreement or the period from the Effective date to Termination whichever is the lesser time.

11.2	This Clause 11 shall not limit liability of Lifezone in any case of corrupt acts, fraud, deliberate default or reckless misconduct by it or any of the Lifezone Appointees.

12.	Insurance

12.1	KP will be responsible for obtaining and maintaining appropriate insurance policies in relation to the PPM Kell Plant and the PPM Kell Plant Site.

12.2	If as a matter of law KP cannot obtain the relevant insurance in its own name or if Lifezone is, as a matter of Law or as agreed to between the Parties, required to take out and maintain any insurance policies in relation to the performance of the Services, then:

(a)	Lifezone shall, upon reaching agreement with KP, obtain and maintain such insurance policies in a form acceptable to KP;

(b)	Lifezone shall ensure that such insurance policy is obtained with a reputable insurer with a level of cover and on such terms as are consistent with Reasonable and Prudent Standards for the duration of this Agreement;

(c)	Lifezone undertakes to provide KP with evidence of the procurement of such insurance cover; and

(d)	KP undertakes to reimburse Lifezone for any costs and premiums incurred and paid by Lifezone in relation to the procurement and maintenance of any such insurance policy.

13.	Termination

13.1	If there is any decision to delay or abort the development of the PPM Kell Plant the Parties will negotiate in good faith to modify this Agreement. Should the Parties fail to reach agreement on the modifications to be made as a result of the decision to delay or abort within 30 days, without prejudice to any other rights or remedies which the Parties may have, KP shall be entitled to terminate the KP Services by giving 60 days written notice to Lifezone.

13.2	Without affecting any other right or remedy available to it, KP shall be entitled to terminate this Agreement following the second anniversary of the Effective Date, by giving not less than 90 days’ written notice to Lifezone.

13.3	Notwithstanding clause 13.1 and 13.2 and without prejudice to any other rights or remedies which the Parties may have, either Party may terminate this Agreement without liability to the other immediately on giving notice to the other if:

(a)	the KTSA Licence is terminated for any reason;

(b)	the other Party fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than 14 days after being notified in writing to make such payment other than in instances where there is a bona fide dispute between the Parties as to whether the Party claiming payment has discharged its reciprocal obligations pursuant to which such payment is to be made and the other Party withholds payment of fees relevant to such dispute pending the resolution of such dispute; or

(c)	the other Party commits a material breach of any of the material terms of this Agreement and (if such a breach is remediable) fails to remedy that breach within 30 days of that Party being notified in writing of the breach; or

(d)	[***] and/or Lifezone commits a material breach of any of the material terms of the Deed of Undertaking and (if such a breach is remediable) fails to remedy that breach within 30 days (or such later period as KP may elect in its sole discretion) of being notified in writing of the breach; or

(e)	the other Party suspends, or threatens to suspend, payment of its debts, is unable to pay its debts as they fall due, admits inability to pay its debts; or

(f)	the other Party commences negotiations with all, or any class of, its creditors with a view to rescheduling any of its debts, or makes a proposal for, or enters into any compromise or arrangement with, its creditors other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies, or the solvent reconstruction of that Party; or

(g)	an order is made, for or in connection with the winding up of the other Party other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies, or the solvent reconstruction of that Party; or

(h)	an administrator is appointed over the other Party; or

(i)	a floating charge holder over the material assets of the other Party has appointed an administrative receiver; or

(j)	a receiver is appointed over the material assets of the other Party; or

(k)	any event occurs with respect to the other Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 13.3(f) to 13.3(j) inclusive; or

(l)	the other Party suspends or ceases to carry on all or a substantial part of its business.

13.4	Without prejudice to any other rights or remedies which KP may have, KP may terminate this Agreement without liability to Lifezone immediately on giving notice to Lifezone if Lifezone ceases to own shares in KellTech.

13.5	On termination of this Agreement for any reason:

(a)	KP shall immediately pay to Lifezone all amounts due, owing and payable under this Agreement;

(b)	the accrued rights, remedies, obligations and liabilities of the Parties as at term ination shall not be affected, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination; and

(c)	clauses which expressly or by implication have effect after termination shall continue in full force and effect, including the following clauses: clause 8 (Quality of services), clause 9 (Confidentiality), clause 10 (Application and Training), clause 11 (Limitation of liability), clause 13.5, clause 17 (Notices), clause 18 (Dispute resolution), and clause 19 (Governing law and jurisdiction).

14.	Force majeure

14.1	A Party is not liable for a failure to perform any of its obligations under this Agreement in so far as it proves:

(a)	that the failure was due to an impediment beyond its control and without the fault, negligence or breach of contract;

(b)	that it could not reasonably be expected to have taken the impediment and its effects upon the Party’s ability to perform into account at the time of the conclusion of the contract; and

(c)	that it could not reasonably have avoided or overcome the impediment or at least its effects.

14.2	An impediment in clause 14.1 may result from events such as the following, this enumeration not being exhaustive:

(a)	war, whether declared or not, civil war, civil violence, riots and revolution, acts of piracy, acts of sabotage;

(b)	natural disasters such as violent storms, cyclones, earthquakes , tidal waves, floods, destruction by lightening;

(c)	explosions, fire, destruction of machines, of factories and of any kind of installations;

(d)	boycotts, strikes and lock-outs of all kinds, go-slow, occupation of factories and premises, and work stoppages;

(e)	acts of authority, whether lawful or unlawful, apart from acts for which the Party seeking relief has assumed the risk by virtue of any other provisions of this Agreement; and apart from the matters mentioned in clause 14.3.

14.3	For the purposes of clause 14.1 “impediment” does not include lack of authorisations, of licenses, or permits or of approvals necessary for the performance of the Services.

14.4	Relief from liability for non-performance by reason of the provisions of clause 14 shall commence on the date upon which the Party seeking relief gives notice of the impediment relied upon and shall terminate upon the date upon which such impediment ceases to exist; provided that if such impediment continues for a period of more than 6 (six) months either Party shall be entitled to terminate this Agreement by written notice to the other Party. For the avoidance of doubt, if Lifezone is prevented from performing the Services as a consequence of an impediment which satisfies the requirements of clause 14.1, KP shall not be required to pay the Services Fee in respect of any period during which Lifezone is prevented from performing the Services as a result of that impediment. The impediment, however, shall not apply to KP’s obligations to pay Lifezone any monies due and/or owing in terms of the Agreement.

14.5	The Party seeking relief shall:

(a)	as soon as reasonably practicable after the start of the impediment but no later than 7 days from its start, notify the other party in writing of the impediment, the date on which it started, it’s likely or potential duration, and the effect of the impediment on its ability to perform any of its obligations under the Agreement; and

(b)	use all reasonable endeavours and take all reasonable steps to terminate the circumstances giving rise to the impediment and minimise the effect of such circumstances upon the performance of its obligations under this Agreement (to the extent that it is within its reasonable powers to do so).

14.6	Notwithstanding any other provision of this clause 14, the occurrence of an impediment shall not relieve a Party from an obligation which arose before the occurrence of that impediment.

15.	General

15.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

15.2	A waiver of any right or remedy under this Agreement is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall preclude or restrict the further exercise of any such right or remedy.

15.3	If any court or competent authority finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

15.4	This Agreement constitutes the entire agreement between the Parties in relation to its subject matter and supersedes and extinguishes all previous drafts, arrangements, understandings or agreements between them, whether written or oral, relating to the subject matter of this Agreement.

15.5	Each Party acknowledges that, in entering into this Agreement, it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that its only liability in respect of those representations and warranties that are set out in this Agreement (whether made innocently or negligently) shall be for breach of contract.

15.6	Nothing in this Agreement shall limit or exclude any liability for fraud.

15.7	Neither Party shall, without the prior written consent of the other, assign, transfer, charge, mortgage, subcontract or deal in any other manner with all or any of its rights or obligations under this Agreement. Nothing in this Agreement is intended to, or shall operate to, create a partnership between the Parties, or to authorise either Party to act as agent for the other, and neither Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

15.8	At all times during the performance of the Services, Lifezone shall be an independent contractor and is not an employee or agent of KP.

16.	Rights of third parties

A person who is not a Party to this Agreement shall not have any rights under or in connection with it.

17.	Notices

17.1	A notice or communication given to a Party under or in connection with this Agreement:

(a)	shall be in writing;

(b)	shall be signed by or on behalf of the Party giving it;

(c)	shall be sent for the attention of the person, at the address or fax number specified in this clause (or to such other address, fax number or person as that Party may notify to the other, in accordance with the provisions of this clause); and

(d)	shall be:

(i)	delivered personally;

(ii)	sent by commercial courier;

(iii)	sent by email; or

(iv)	sent by pre-paid first-class post or recorded delivery.

17.2	The addresses for service of a notice are as follows:

(a)	Lifezone:

(i)	Physical:	[***]
(ii)	Postal:	[***]
(iii)	Tel:	[***]
(iv)	Email:	[***]
(v)	Attention:	[***]
(vi)	With a copy to:	[***]
(vii)	And to:	[***]

(b)	KP:

(i)	Physical:	[***]
(ii)	Postal:	[***]
(iii)	Email:	[***]

(iv)	for the attention of:	[***]

17.3	If a notice or other communication has been properly sent or delivered in accordance with this clause, it will be deemed to have been received as follows:

(a)	if delivered personally, at the time of delivery; or

(b)	if delivered by commercial courier, at the time of signature of the courier’s receipt; or

(c)	if sent by email, on the business day immediately succeeding the date of successful transmission thereof; or

(d)	if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the second day after posting.

17.4	For the purposes of this clause:

(a)	all times are to be read as local time in the place of deemed receipt; and

(b)	if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), the notice or other communication is deemed to have been received when business next starts in the place of receipt.

18.	Dispute resolution

18.1	Amicable Settlement

If any dispute arises between the Parties, they shall use all reasonable endeavours to resolve the matter amicably and in good faith. If one Party gives the other Party notice that a dispute has arisen and the Parties are unable to resolve such dispute within 30 (thirty) days of service of such notice, then such dispute shall be referred to the respective chairmen or chief executives or other nominated senior representative of the Parties.

No Party shall resort to arbitration against the other Party under this Agreement until at least 30 (thirty) days after such referral. This shall not affect a Party’s right to seek interim relief.

18.2	Arbitration

(a)	Unless provided for to the contrary in this Agreement, a dispute which arises in regard to:

(i)	the interpretation of;

(ii)	the carrying into effect of;

(iii)	any of the Parties’ rights and obligations arising from;

(iv)	the termination or purported termination of or arising from the termination of; or

(v)	the rectification or proposed rectification of this Agreement, or out of or pursuant to this Agreement or on any matter which in terms of this Agreement requires agreement by the Parties, (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction), and which is not resolved in accordance with clause 18.1, shall be submitted to and decided by arbitration under the rules of the London Court of International Arbitration (the “LCIA Rules”) and such rules are deemed to be incorporated by reference into this clause.

(b)	The seat and place of arbitration shall be in the Republic of South Africa with only the Parties and their representatives present thereat.

(c)	The Parties shall use their reasonable endeavours to procure the expeditious completion of the arbitration.

(d)	Save as expressly provided in this Agreement to the contrary, the arbitration shall be subject to the arbitration legislation for the time being in force in the Republic of South Africa.

(e)	There shall be one arbitrator who shall, if the question in issue is:

(i)	primarily a legal matter, a practising senior counsel or, alternatively, a practising attorney of not less than 15 (fifteen) years’ experience as an attorney; or

(ii)	any other matter, a suitably qualified person.

(f)	The appointment of the arbitrator shall be agreed upon by the Parties in writing or, failing agreement by the Parties within 10 (ten) business days after the arbitration has been demanded, at the request of any of the Parties shall be nominated by the LCIA Court in accordance with the LCIA Rules.

(g)	The Parties shall keep the evidence in the arbitration proceedings and any order made by any arbitrator confidential unless otherwise contemplated herein.

(h)	The arbitrator shall be obliged to give his award in writing fully supported by reasons.

(i)	The provisions of this clause are severable from the rest of this Agreement and shall remain in effect even if this Agreement is terminated for any reason.

(j)	The arbitrator shall have the power to give default judgment if any Party fails to make submissions on due date and/or fails to appear at the arbitration, which judgment the arbitrator shall be entitled to rescind on good cause shown in terms of the legal principles applicable to rescission of judgments.

19.	Governing law and jurisdiction

19.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims), shall be governed by, and construed in accordance with, the law of the Republic of South Africa.

19.2	Notwithstanding anything to the contrary contained in clause 18, either Party shall be entitled to apply for any interdict (or any other matter that cannot be resolved pursuant to clause 18) to be heard by any competent court having jurisdiction. In this regard, the Parties submit to the nonexclusive jurisdiction of the courts of the Republic of South Africa.

This Agreement has been entered into on the date stated at the beginning of it.

Execution page follows:

FOR	LIFEZONE LIMITED

Signature:	ILLEGIBLE
who warrants that he / she is duly authorised thereto

Name:	[***]

Date:	24 October 2021

Place:	[***]

FOR	KELLPLANT PROPRIETARY LIMITED

Signature:
who warrants that he / she is duly authorised thereto

Name:

Date:

Place:

Schedules and other similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Schedule 1 – Map

Schedule 2 - Personnel involved in rendering the Services and percentage of hours to be spent by each such Lifezone Appointee